Exhibit 99.1
KRAFT HEINZ ANNOUNCES AGREEMENT TO SELL ITS NATURAL CHEESE BUSINESS TO GROUPE LACTALIS
Transaction Expected to Close in First Half of 2021, Subject to Regulatory Approvals
PITTSBURGH & CHICAGO – September 15, 2020 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) announced today that it has entered into a definitive agreement to sell its Natural, Grated, Cultured and Specialty cheese businesses to a U.S. affiliate of Groupe Lactalis for a purchase price of $3.2 billion USD. The proposed transaction is expected to close in the first half of 2021, subject to regulatory review and approval.
The transaction includes Kraft Heinz’s Natural, Grated, Cultured and Specialty cheese businesses in the U.S., Grated cheese business in Canada, and the entire International Cheese business outside these two countries, including the following brands: Breakstone’s, Knudsen, Polly-O, Athenos, Hoffman’s, Cracker Barrel in the U.S. only, and outside the U.S. and Canada only, Cheez Whiz.
In addition, Kraft Heinz will partner with Groupe Lactalis on a perpetual license for Kraft in Natural, Grated and International cheeses and Velveeta in Shredded and International cheeses.
Kraft Heinz will retain the Philadelphia Cream Cheese, Kraft Singles, Velveeta Processed Cheese and Cheez Whiz Processed Cheese businesses in the U.S. and Canada, the Kraft, Velveeta and Cracker Barrel Mac & Cheese businesses worldwide, and the Kraft Sauces business worldwide.
“We believe these cheese and dairy businesses will thrive in the hands of a global dairy company like Groupe Lactalis,” said Kraft Heinz CEO Miguel Patricio. “At the same time, the transaction will enable us to build sustainable competitive advantage in businesses where we have stronger brand equity, greater growth prospects and can use our manufacturing scale and consumer-based platforms approach. This is a great example of agile portfolio management at work.”
As outlined in the new Kraft Heinz operating model announced earlier today, platform roles will help guide resource allocation and investment decisions. Kraft Heinz will focus on growth areas and take strategic action where appropriate. This will help to accrete the Company’s growth profile, enhance strategic focus, and create shareholder value.
Under the terms of the agreement, Kraft Heinz will sell production facilities located in Tulare, Calif.; Walton, N.Y.; and Wausau, Wis., and a distribution center in Weyauwega, Wis. These facilities and their employees will continue to operate in ordinary course. Approximately 750 employees will be transferred from Kraft Heinz to Groupe Lactalis.
The cheese businesses being sold contributed approximately $1.8 billion USD to Kraft Heinz’s net sales for the twelve months ended June 27, 2020. The transaction valuation represents an approximate 12x multiple of LTM Adjusted EBITDA(1) for the standalone business. Kraft Heinz expects to use post-tax transaction proceeds primarily to pay down debt.
RBC Capital Markets, LLC served as exclusive financial advisor to Kraft Heinz for this transaction, while Paul, Weiss, Rifkind, Wharton & Garrison LLP served as their legal advisors.
(1) LTM Adjusted EBITDA includes allocated expenses for the standalone business for the twelve months ended June 27, 2020.

ABOUT THE KRAFT HEINZ COMPANY
For 150 years, we have produced some of the world’s most beloved products at The Kraft Heinz Company (Nasdaq: KHC). We are one of the largest global food and beverage companies, with 2019 net sales of approximately $25 billion. Our portfolio is a diverse mix of iconic and emerging brands. As the guardians of these brands and the creators of innovative new products, we are dedicated to the sustainable health of our people and our planet. To learn more, visit www.kraftheinzcompany.com or follow us on LinkedIn and Twitter.

About Groupe Lactalis
Groupe Lactalis, the world's leading dairy group, is a French-family business founded in 1933 in Laval, France. Present in 51 countries, with 266 dairies and cheese dairies throughout the world, its 85,000 employees promote milk in all its forms: cheese, drinking milk, yogurts, butters and creams, dairy ingredients and nutrition. At the heart of the daily lives of millions of households, Groupe Lactalis offers products from emblematic brands such as Président, Galbani and Parmalat and is committed to perpetuating its dairy know-how as the world's leading player in Protected Designation of Origin (PDO) cheeses. Learn more about Groupe Lactalis at www.lactalisamericangroup.com.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “believe,” “expect,” “intend,” “focus,” “build,” “grow,” “will,” “accrete,” “enhance,” “create,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the assets included in the proposed sale, that the sale is subject to customary closing conditions including regulatory clearances, the anticipated number of affected employees, the timing of closing, expected benefits of the proposed sale, impacts of the proposed sale on the Company’s business, financial results, opportunities, and future plans, and other statements that are not historical facts, each of which is based on the Company’s current beliefs, expectations, estimates, and projections. These forward-looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control, which could cause actual results to differ materially from those indicated in the forward-looking statements. Those factors include, but are not limited to, the timing of or failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the sale, the Company’s ability to achieve intended benefits of the sale, the expected costs of the transaction, the success of business transitions, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.
CONTACTS:
Michael Mullen (media)
Michael.Mullen@kraftheinz.com
Christopher Jakubik, CFA (investors)
ir@kraftheinz.com

KraftHeinz

Divested Brands

Cracker Barrel

Breakstone's

Knudsen

Hoffman's Natural Cheese

Athenos

Polly-O

Licensed Brand

Kraft

Natural, Grated

Retained Brands

Kraft

Singles, Mac & Cheese, Sauces

Velveeta

Philadelphia

Kraft Heinz will receive a license to the *Cracker Barrel* mark for grocery products, including mac and cheese; the Buyer will receive a license to the *Kraft* and *Velveeta* marks for processed cheese outside the U.S. and Canada. The parties will split ownership of the *Cheez Whiz* mark, with Kraft Heinz retaining ownership in the U.S., Canada, Mexico, Philippines and Venezuela.